EXHIBIT NO. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 pertaining to the 1995 Stock Option Plan, the 2001 Stock Option Plan (No. 333-56386), and the 2006 Equity Incentive Plan (No. 333-136395), of Provident Community Bancshares, Inc. and in the Post Effective Amendment No. 2 of the Registration Statement on Form S-3 pertaining to the Dividend Reinvestment Plan of Provident Community Bancshares, Inc. (No. 333-35319), of our report dated March 28, 2011, relating to our audit of the consolidated financial statements of Provident Community Bancshares, Inc. and Subsidiaries which appear in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 28, 2011